UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2024 (May 17, 2024)

VANDA PHARMACEUTICALS INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-34186	03-0491827
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
2200 Pennsylvania Avenue NW
Suite 300E
Washington, DC 20037
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (202) 734-3400

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VNDA	The Nasdaq Global Market
Series A Junior Participating Preferred Stock Purchase Right, par value $0.001 per share	-	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.
This Amendment No. 1 on Form 8-K/A (“Amendment No. 1”) amends the Current Report on Form 8-K of Vanda Pharmaceuticals Inc. (“Vanda”), filed on May 20, 2024 (the “Original Report”), in which Vanda disclosed the voting results for its 2024 annual meeting of stockholders (the “Annual Meeting”). In the Original Report, Vanda disclosed that Phaedra S. Chrousos received less than a majority of the votes cast in connection with her election to Vanda’s Board of Directors (the “Board”). Accordingly, pursuant to the resignation policy set forth in Vanda’s Corporate Governance Guidelines, Ms. Chrousos tendered her conditional resignation as a director to the Board. In accordance with the Corporate Governance Guidelines, the Nominating/Corporate Governance Committee of the Board (the “Committee”) is required to expeditiously consider the conditional resignation and recommend to the Board whether to accept or reject Ms. Chrousos’ resignation, and the Board is required to promptly act on such resignation, taking into account the Committee’s recommendation.
This Amendment No. 1 is being filed solely to disclose the Board’s decision to reject Ms. Chrousos’ conditional resignation, and this Amendment No. 1 does not otherwise modify or update any disclosure contained in the Original Report.
The Committee considered Ms. Chrousos’ conditional resignation and recommended that the Board reject her conditional resignation. Ms. Chrousos was not present for, and did not participate in, the deliberations regarding her conditional resignation. In making this determination, the Committee considered all factors believed relevant including, without limitation, the following:
•the relatively small margin by which Ms. Chrousos failed to be re-elected;
•the fact that a proxy advisory firm recommended a vote for Ms. Chrousos;
•the fact that the Company’s largest stockholder voted for Ms. Chrousos;
•the tenure and qualifications of Ms. Chrousos, including her consumer healthcare experience and entrepreneurship, extensive executive experience in a variety of industries and her leadership experience within the federal government;
•Ms. Chrousos’ past and expected future contributions to the Board;
•the overall composition of the Board; and
•the anticipated difficulty of finding, in a timely manner, a replacement director with similar capabilities and experience.
In addition, the Committee considered the events that led to Ms. Chrousos’ conditional resignation. As previously reported, Vanda believes that Ms. Chrousos receiving the support of less than a majority of the votes cast for her election was not related to her performance, but rather was related to a proxy advisory firm’s recommendations regarding a Rights Agreement entered into by the Company on April 17, 2024 (the “Rights Agreement”). In response to the Rights Agreement, such advisory firm recommended stockholders vote, and certain institutional investors voted, against Ms. Chrousos’ re-election because she is the chair of the Nominating/Corporate Governance Committee.
After considering all relevant factors, the Committee discussed its recommendation with the full Board. Following deliberation, the Board determined that the resignation of Ms. Chrousos would be detrimental to, and not in the best interests of, Vanda and its stockholders. In addition to the factors considered by the Committee, the Board also considered the fact that the Rights Agreement was adopted and approved unanimously by the entire Board and that Ms. Chrousos was not individually responsible for the adoption of the Rights Agreement. The Board (except for Ms. Chrousos, who did not participate in, and was not present for, the discussion or vote regarding her conditional resignation) unanimously voted on May 22, 2024 to decline Ms. Chrousos’ conditional resignation. Accordingly, Ms. Chrousos will continue to serve as a director of Vanda until Vanda’s 2027 annual meeting of stockholders or until Ms. Chrousos’ successor is duly elected and qualified, or until her prior death, resignation, retirement, disqualification or other removal.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	May 24, 2024	VANDA PHARMACEUTICALS INC.

		By:	/s/ Timothy Williams
		Name:	Timothy Williams
		Title:	Senior Vice President, General Counsel and Secretary